Exhibit 10.14

AGREEMENT
by and between

The Joseph A. Bank Mfg. Co., Inc. (Hampstead and Eldersburg Distribution Centers & Hampstead National Tailoring Service)

and

Mid-Atlantic Regional Joint Board, Local 806

Effective May 1, 2012 through

February 28, 2015

TABLE OF CONTENTS

ARTICLE I COVERAGE	1

ARTICLE II UNION RECOGNITION	2

ARTICLE III UNION SECURITY	3

ARTICLE IV WAGES & INCENTIVE PLAN	4

ARTICLE V REPORTING PAY	6

ARTICLE VI HOURS OF WORK	7

ARTICLE VII EQUIPMENT BREAKDOWN TIME AND WAITING TIME	9

ARTICLE VIII SENIORITY AND APPLICATION OF SENIORITY	9

ARTICLE IX VACATIONS	11

ARTICLE X HOLIDAYS	14

ARTICLE XI BEREAVEMENT LEAVE	16

ARTICLE XII EQUAL DIVISION OF WORK	17

ARTICLE XIII PAYMENT OF WAGES AND CHECK OFF	17

ARTICLE XIV HEALTH INSURANCE	18

ARTICLE XV PENSION	19

ARTICLE XVI PRESCRIPTION DRUG COVERAGE	19

ARTICLE XVII MILITARY SERVICE	20

ARTICLE XVIII DISCHARGES AND DISCIPLINE	20

ARTICLE XIX GRIEVANCE AND ARBITRATION PROCEDURE	20

ARTICLE XX CIVIL RIGHTS	23

ARTICLE XXI STRIKES, STOPPAGES AND LOCKOUTS	23

ARTICLE XXII LEAVE OF ABSENCE	24

ARTICLE XXIII JURY DUTY	25

ARTICLE XXIV SUBSTANCE ABUSE	26

ARTICLE XXV TECHNOLOGICAL CHANGE	27

ARTICLE XXVI SEPARABILITY AND COMPLETE AGREEMENT	29

ARTICLE XXVII VOLUNTARY CHECK OFF FOR POLITICAL CONTRIBUTIONS	29

ARTICLE XXVIII SAFETY AND HEALTH STUDY COMMITTEE	30

ARTICLE XXIX FEDERAL FUNDS	30

ARTICLE XXX SUPPLEMENTAL LIFE INSURANCE	30

ARTICLE XXXI ORGANIZATIONAL HIRING	30

ARTICLE XXXII MANAGEMENT RIGHTS	31

ARTICLE XXXIII COMPLETE AGREEMENT	33

ARTICLE XXXIV SUCCESSORS AND ASSIGNS	34

ARTICLE XXXV EDUCATION FUND	34

ARTICLE XXXVI TERM OF AGREEMENT	35

EXHIBIT 1	36

EXHIBIT 2	37

EXHIBIT 3	39

APPENDIX A: BARGAINING UNIT CLASSIFICATIONS	40

APPENDIX B: JOB CLASSIFICATION LIST FOR LAYOFF AND RECALL, PER ARTICLE VIII	41

APPENDIX C: DEPARTMENTS	42

AGREEMENT effective May 1, 2012 by and between The Joseph A. Bank Mfg. Co., Inc. (hereinafter referred to as the “Employer”) and the MID-ATLANTIC REGIONAL JOINT BOARD, Local 806, an unincorporated association (hereinafter referred to as the “Union”), for and on behalf of itself and the employees now employed, or hereafter to be employed by the Employer at its Hampstead, Maryland, Distribution Centers and National Tailoring Service branch, located at 500 Hanover Pike and 626 Hanover Pike in Hampstead, Maryland and 1332 Londontown Boulevard in Eldersburg, Maryland.
In consideration of the mutual covenants, promises and agreements herein contained, the parties hereto agree as follows:

ARTICLE I

COVERAGE
A.    Unless otherwise specified, the term “employees” as used in this Agreement shall mean all regular employees of the Employer’s Hampstead, Maryland and Eldersburg, Maryland Distribution Centers and Hampstead Maryland, National Tailoring Service branch in the classifications listed in Appendix A, and shall exclude executive, administrative, office clericals, supervisors and guards as defined in the National Labor Relations Act. This Agreement is gender neutral, and wherever the pronouns “he” or “his” are used in the interests of brevity, they are intended to mean female employees as well.
B.    In addition to the exclusions listed in Section A of this Article, seasonal employees who work no more than one-hundred and twenty (120) consecutive days are excluded from coverage of this Agreement. Any seasonal employee who works more than one-hundred and twenty (120) consecutive days or more than a total of one hundred twenty (120) days in one consecutive twelve (12) month period will be covered by this Agreement. Any discipline and/or occurrences pursuant to the Employer’s attendance policies and/or guidelines received while employed as a seasonal employee will not be carried over if the seasonal employee is hired as a regular employee.

ARTICLE II

UNION RECOGNITION
A.    The Employer recognizes the Union as the exclusive collective bargaining agent for the employees in the bargaining unit described above with reference to wages, hours and working conditions.
B.    The Employer shall recognize and deal with such representatives of the employees as the Union may elect or appoint, provided the Union has supplied the Employer with a written list of such representatives. The Employer shall permit such representatives elected or appointed by the Union to visit its Hampstead and Eldersburg Distribution Centers and Hampstead NTS

branch at any time during working hours in accordance with existing rules, provided such visits do not interfere with the Employer’s operations or the employees’ performance of their duties.
C.    The Employer agrees to make available to the Union such payroll and production records as the Union may reasonably require as the collective bargaining agent and/or contracting party hereunder.
D.    Within thirty (30) days of the effective date of this Agreement, the Employer will provide the Union a list of employees in the bargaining unit with each employee’s most recent date of hire, excluding any period of time worked as a seasonal employee. On a monthly basis thereafter, the Employer will provide the Union with a list of employees who have entered or left the bargaining unit during the prior month.

ARTICLE III

UNION SECURITY
A.    In the manner and to the extent permitted by law, all employees covered by this Agreement who are not members of the Union shall within thirty (30) calendar days of the effective date of this Agreement become members of the Union, as a condition of continued employment. All employees covered by this Agreement hired on or after the effective date of this Agreement shall, within thirty-one (31) days after employment, become and remain members as a condition of continued employment for the duration of this Agreement. All employees who are now members or hereafter become members of the Union shall, as a condition of continued employment, remain members in good standing during the term of this Agreement.
B.    Probationary Period: All newly hired employees shall have a probationary period of ninety (90) days. A seasonal employee who is hired as a regular employee shall not have a probationary period as long as he was employed for at least (90) days as a seasonal employee; if a seasonal employee was employed for less than ninety (90) days as a seasonal employee prior to being hired as a regular employee, he shall have a probationary period until he has been employed for a total of ninety (90) days as a seasonal and regular employee. Employees can be terminated during their probationary period at the Employer’s discretion without recourse to the grievance and arbitration procedure set forth in Article XIX of this Agreement.
After completion of the probationary period, an employee shall receive an increase of twenty-five (25) cents to the employee’s straight-time base hourly rate.
C.    The Union shall indemnify, defend, and hold the Employer harmless against any and all claims, demands, suits, grievances, or other forms of liability that may arise against the Employer for or on account of any action taken by the Employer pursuant to this Article.

ARTICLE IV

WAGES & INCENTIVE PLAN
A.    Wages:
1.    Effective May 1, 2012, the Employer shall grant a wage increase of thirty-five cents ($0.35) per hour to all employees in the bargaining unit.
2.    Effective September 1, 2012, the Employer shall grant a wage increase of twenty-five cents ($0.25) per hour to all employees in the bargaining unit.
3.    Effective March 1, 2013, the Employer shall grant a wage increase of twenty five cents ($0.25) per hour to all employees in the bargaining unit.
4.    Effective September 1, 2013, the Employer shall grant a wage increase of thirty cents ($0.30) per hour to all employees in the bargaining unit.
5.    If an employee is temporarily transferred from one job to another at the request of the Employer, he shall, while working on the job to which he has been transferred, be paid as follows: (a) if an hourly paid employee, his base hourly straight-time rate of pay prevailing at the time of the transfer or the base hourly straight-time rate of the job to which he is transferred, whichever shall be higher; or (b) if an incentive paid employee, his base straight time hourly incentive rate or base straight-time hourly rate for the job to which he is transferred, whichever shall be higher.
6.    If an employee performs a task which is part of the Employer’s incentive earnings plan outside of the employee’s job classification, the employee will be paid his base straight time hourly incentive rate until the employee has performed the task for eighty (80) hours; after eighty (80) hours, the employee will be paid an incentive rate based on the standard applicable to that task.
7.    The minimum starting rate for new employees shall be $9.00 per hour.
B.    Incentive Plan:
1.    During the term of this Agreement, the Employer will maintain an incentive earnings plan based on standard times for each position in the Distribution Centers which involves repetitive job tasks directly relating to the flow of merchandise within a Distribution Center. The Employer may change the incentive standards and in doing so will use a time study of existing, non-probationary employees performing the duties of the position. Incentive standards will allow a reasonably experienced and reasonably skilled employee working with good effort and following the prescribed methods to earn an incentive payment above the employee’s base straight time hourly pay for the employee’s performance of his job. The Employer will continue the current standards unless any modifications are made pursuant to this Article.

2.    The Employer will maintain written job methods for all jobs to which an incentive earning plan applies, and job standards will be established according to the method described in this Article. The Employer may use a qualified industrial engineer to establish job standards and to document changes in methods, materials or equipment which may result in an adjustment to the job standards.
3.    The Union reserves the right to have a Union time study engineer review new or changed job standards as they relate to incentive rates when the Employer makes such changes, or if the department average is regularly below standard. The study will be paid for by the Union. The study will be conducted at a mutually agreed upon time which will not interfere with the Employer’s operations. Upon the Union’s request, the parties will discuss any job standards the Employer has set for incentive earnings plan positions, but the Union waives any right to grieve or otherwise challenge the terms of the incentive earnings plan maintained by the Employer.
4.    The Employer and the Union agree that a new operation, changed operation or different machinery may temporarily affect an Employee’s earnings while in the process of learning and adjusting thereto. The Employer, therefore, agrees that in the absence of a retraining incentive, to pay an Employee thus affected his base straight time hourly incentive rate until a new incentive rate is fixed in accordance with provisions of this Article, if the job will have an incentive rate assigned to it. In the alternative, the Employer may use a retraining incentive which shall be so fixed as to enable the Employee reasonably to maintain his base straight time hourly incentive rate while in the process of learning and adjusting to the new operation, changed operation or different machinery.

ARTICLE V

REPORTING PAY
Employees who report for work at their regular starting time, or at such hour designated by the Employer, shall be paid their base straight-time hourly incentive rate, or base straight-time hourly rate of pay, whichever is applicable, for all work performed between the hour they report for work and the hour that they are dismissed, but in no event shall they be paid less than six (6) hours, or four (4) hours on a sixth or seventh day of work in a work week unless the employee was scheduled to work less than six (6) or four (4) hours respectively. This clause shall not apply in the event of power failure, fire, or other cause over which the Employer has no control. In the case of the first five (5) hours of reporting pay, failure of other employees to report for work shall be considered cause over which the Employer has no control only if an emergency arises which it could not foresee and it had taken adequate steps to train and provide relief workers. Excessive absenteeism shall relieve the Employer of the obligation to pay the sixth hour of reporting pay.

ARTICLE VI

HOURS OF WORK
A.     Regular Work Week: The regular hours of work for all regular full-time employees may be eight (8) consecutive hours in any one day, five (5) days per work week; provided, however, this does not preclude the Employer from scheduling different work weeks or shifts, nor does it function as a guarantee of hours.
B.     Overtime: Time and one-half of the employee’s regular rate as defined by applicable law shall be paid for all hours worked over a regular full-time employee’s scheduled eight (8) hour shift; provided, however, overtime will not be paid to employees who the Employer allows to work more than eight (8) hours in a day to make up for hours previously not worked in the work week. Time and one-half shall be paid for all work performed on the sixth day worked in a work week and double time shall be paid for work performed on the seventh day worked in a work week for regular full-time employees irrespective of the number of hours worked during the week. Hours paid at an overtime or a premium rate (e.g., double time for work on the seventh day) shall not be duplicated or pyramided; that is, the overtime and/or premium rate shall only be paid once for the same hours.
C.    In the event the Employer deems it necessary for business reasons to adopt a seven (7) day operation, Saturday and/or Sunday will become part of a regular five (5) day work week for those employees scheduled regularly to work either or both of those days and premium pay (as set forth in Paragraph 2 of this Article) will be paid for work performed on the sixth and seventh day worked in a work week.
D.    Work performed on a designated holiday shall be paid at double time. Premium pay for work on a designated holiday shall be in addition to holiday pay to which the employee is entitled pursuant to the provisions hereinafter set forth in HOLIDAYS, Article X, Sections B1 or B2, whichever is applicable.
E.    Notice of Overtime: Except in the case of an emergency, the Employer agrees to provide twenty-four (24) hours’ notice to the employees when mandatory overtime will be necessary as part of their scheduled five day work week. Except in the case of an emergency, the Employer agrees to provide notice to employees when mandatory overtime will be necessary on the sixth (6th) or seventh (7th) day in a work week. Such notice shall be provided by Noon two (2) calendar days preceding the mandatory overtime on the sixth (6th) or seventh (7th) day in the work week.
The Employer will not require mandatory overtime until it has made reasonable efforts to encourage voluntary overtime first. In the event the overtime need is not filled with volunteers, the Employer will provide notice to the Union’s designated representative or alternate for the work area or Department (assuming the Union has supplied a written list of representatives and alternates in accordance with Article II). If the Employer is unable to notify the Union’s designated representative or his/her alternate, the Employer will notify the Union’s business agent. The Employer will then assign overtime first to the least senior employee in the job classification or Department, as appropriate, assuming the least senior employee is qualified to do the work, and thereafter the Employer will strive to rotate overtime among employees in the job classification or Department. For example, if the Employer needs ten (10) employees in a department to work overtime on a Saturday and only five (5) volunteer, the Employer will assign five (5) employees to work overtime using the process described in this Paragraph 5. “Departments” for purposes of this Agreement are listed in Appendix C.
Notwithstanding the foregoing, if the Employer needs all employees in a job classification or Department to work overtime, the Employer is not required to seek volunteers but will provide the notice to the Union as specified above.

ARTICLE VII

EQUIPMENT BREAKDOWN TIME AND WAITING TIME
An employee paid on an incentive basis who is required to wait for work due to equipment breakdown beyond his control shall be compensated at his straight-time base hourly incentive rate for all such waiting time in excess of fifteen (15) minutes per day. An employee paid on an incentive basis who is required to wait for work due to a cause beyond his control other than for equipment breakdown shall be compensated at his straight-time base hourly incentive rate for all such waiting time in excess of thirty (30) minutes per day. However, in no event will the combined unpaid equipment down time and waiting time exceed thirty (30) minutes per day. Any employee who finds it necessary to wait for work shall, on each separate occasion, notify his immediate supervisor both at the beginning and end of such waiting period. Payment for waiting time shall cover only such time as follows such notification. The Employer may transfer such employees to other equipment during equipment down time, in the same department or to another department if the employee is qualified to perform the required work, and the employee will be paid his straight-time base hourly incentive rate.

ARTICLE VIII

SENIORITY AND APPLICATION OF SENIORITY
A.    Seniority. An employee’s seniority shall be the period of his/her most recent continuous service with the Employer expressed in terms of years, months, and days. If two (2) or more employees were employed on the same day, their seniority shall be determined by when they completed applications for employment. If the application dates are the same, the determination shall be decided by lot. Within the meaning of this Agreement, seniority shall apply only to the matters expressly specified.

B.    Layoffs and Recalls.
1.    Process of Layoff and Recall. In the event of a reduction in the working force, subject to Article XII, employees will be laid off based on their seniority within the classifications specified in Appendix B, provided the employee(s) who would remain have the abilities to perform the remaining work; that is, the employee within the affected job classification having the least seniority will be laid off first. Laid off employees shall not be allowed to displace or bump employees with less seniority in another job classification. Any recalls will be in reverse order of layoff.
2.    Notice of Recall.
a.    Where the employee is notified at the time of layoff when the employee is required to report back to work, he/she will promptly report at such time without further notice.
b.    Where an employee is not notified at the time of layoff when the employee is to report back to work, the employee shall be given twenty-four (24) hours’ advance notice of when to report back to work, if the period of layoff has been less than fourteen (14) days; if the layoff period extends for fourteen (14) days or more, the employee shall be given five (5) days’ advance notice of the time to report back to work. Such notice to report back to work will be given by telephone call to such telephone number as may be furnished to the Employer by the employee. If the layoff has extended for fourteen (14) or more days, notice to report shall be confirmed by certified letter to the employee’s address as furnished to the Employer by the employee. While waiting for an employee to report back to work, the Employer may utilize any other available person to perform the work.
C.    Termination of Seniority. Seniority rights shall terminate and the employment relationship will end if an employee:
1.    Quits, retires or is terminated for just cause;
2.    Fails to return to work from an approved leave of absence on the day scheduled;
3.    Is laid off for a period equal to his or her seniority or six (6) months, whichever is the lesser period of time;
4.    Fails to return as a result of a recall pursuant to Section (B)(2) of this Article.
5.    Gives a false reason for a leave of absence or engages in employment during such leave; or
6.    Is absent due to a work related illness or injury for more than one (1) year.

ARTICLE IX

VACATIONS
A.    Hampstead and Eldersburg Distribution Centers and NTS:
3.    Vacation Period: It is mutually agreed that eligible employees shall accrue vacation according to the following schedule:

Completed Years of Service	Vacation Entitlement
One year but less than two (2)	One weeks’ vacation with pay
Two years but less than three (3)	Two weeks’ vacation with pay
Three years but less than twenty (20)	Three weeks’ vacation with pay
Twenty years but less than twenty-five (25)	Four weeks’ vacation with pay
Twenty-five years or more	Five (5) weeks’ vacation with pay
The pay for each vacation day will be calculated in the same manner as the pay for a holiday is calculated pursuant to Article X, Section B.
4.    Individual employees may bid for an available week(s) in order of seniority or such other rational system as mutually agreed to with the Union. If mutually agreed to with the Union, an employee may elect to work during the employee’s week(s) of vacation at straight time in addition to vacation pay.
5.    All scheduled vacations are subject to approval of the Employer based upon business needs.
6.    Where a dispute arises between two (2) or more employees seeking to schedule the same vacation period, preference shall be determined by order of seniority.
B.    General Vacation Conditions:
7.    An employee who has been in the employ of the Employer a sufficient length of time to have earned a paid vacation as herein set forth but whose employment has been terminated because of business shall be entitled to vacation pay pro-rated as of the date of termination of employment.
8.    Upon request, vacation pay for weekly vacations shall be paid on the pay day immediately preceding the applicable vacation period.
9.    Where an employee has been regularly scheduled to work less than the regular work week for his operation, the work eligibility and vacation pay for such employee shall be adjusted pro-rata.

10.    Retired and Permanently Disabled Employees: Employees who retire or receive Federal Social Security Retirement Benefits, or become totally and permanently disabled so as to become eligible for and subsequently receive disability insurance benefits pursuant to the Social Security Act, as amended, shall receive pro-rata vacation pay for any untaken vacation for which they were eligible. The vacation pay herein provided shall be paid upon presentation to the Employer of proof of retirement or the Certificate of Award issued by the Social Security Administration, as appropriate.
11.    Employees may take vacation time in one (1) day increments subject to:
a.    Mutual agreement between the employee and his supervisor on the vacation day to be taken, provided the employee requests the vacation day at least one full week in advance. The Employer’s agreement will not be unreasonably withheld.
b.    Where more than one (1) employee seeks to take the same vacation day off, the Employer shall have the right to limit the number of employees permitted off in order not to interfere with the production process.
c.    Where more than one employee seeks the same vacation day off and production requirements will not permit all such employees to have the day off, the choice shall be made by seniority.
d.    One (1) day vacation requests will be processed after full week (Monday through Friday) vacations have been scheduled and approved by the Employer.
12.    Subject to the provisions of this Article, the Employer will determine how many employees may be spared for vacation purposes at a given time in each job classification and shift. At the beginning of each calendar year, a minimum number of vacation weeks in each major job classification will be established which shall be selected by employees on a seniority basis.
13.    Vacation time is scheduled to begin as of the last day of an employee’s regularly scheduled workweek.

ARTICLE X

HOLIDAYS
A.    14.    All employees actively employed at the time of the holiday shall be entitled to the following eleven (11) holidays with pay subject to Paragraph E (except when the Employer schedules work on a holiday, in which case employees who work on the holiday will be paid double time pursuant to Article VI. D of this Agreement):

New Year’s Day; National Observance of Martin Luther King, Jr.’s Birthday; Good Friday; Easter Monday; Memorial Day; Independence Day; Labor Day; Thanksgiving Day; Friday After Thanksgiving Day; Last Weekday Prior to or After Christmas Day; Christmas Day.
15.    The Employer and the Union may substitute two (2) other holidays for those listed above, by mutual agreement.
B.    The pay for each holiday shall be:
1.    For employees of the Hampstead and Eldersburg Distribution Centers who are regularly scheduled to work forty (40) or more hours per week, eight (8) times their base straight-time hourly incentive rate or base straight-time hourly rate of pay, whichever is applicable. For employees of the Hampstead and Eldersburg Distribution Centers who are regularly scheduled to work less than eight (8) hours daily, their base straight-time hourly incentive rate or base straight time hourly rate of pay, whichever is applicable, times the daily hours they are regularly scheduled to work.
2.    For Hampstead NTS employees, eight (8) times the employee’s then current straight-time base hourly rate of pay.
C.    Any employee who, without reasonable excuse, is absent from work or who does not work all his scheduled hours on the work day before or the work day after a holiday shall not be entitled to holiday pay. Reasonable excuse shall be limited to the following:
1.    Illness of the employee;
2.    Death in the immediate family of the employee;
3.    Lack of work for the employee.
D.    Notwithstanding the provisions of this Article X, it is understood that holiday pay shall not be paid to any employees of the Employer’s Hampstead and Eldersburg Distribution Centers or Hampstead NTS, whichever is applicable, if such operation is shut down for five (5) or more consecutive weeks as follows:

Should any of the above holidays fall on Saturday, the holiday will be observed on Friday if the Saturday is not a scheduled work day. Should any of the above holidays fall on Sunday, Monday shall be considered the holiday if Sunday is not a scheduled work day.
1.    In the event of back-to-back paid holidays, if an employee is absent without reasonable excuse, either on the day before or the day after the paid holiday, he shall lose only one holiday’s pay. The entire two (2) weeks immediately preceding the week in which such paid holiday occurs; and

2.    The entire week during which such paid holiday occurs; and
3.    The entire two (2) weeks immediately following the week in which such paid holiday occurs.
E.    Probationary Period, Intervening Holidays: If a holiday falls within the initial probationary period, the employee shall receive his holiday pay on the first full pay period following the successful completion of the probationary period. If the employee does not complete the initial probationary period for any reason, no holiday pay is payable.

ARTICLE XI

BEREAVEMENT LEAVE
A.    An employee who has been on the payroll of the Employer for six (6) months or more shall be granted bereavement pay in the event of a death in his immediate family.
B.    The immediate family is defined as father, mother, sister, brother, spouse, children, mother-in-law, father-in-law, sister-in-law, brother-in-law, daughter-in-law, son-in-law, grandmother, grandfather and grandchildren.
C.    Bereavement pay shall be paid for the day before, the day of and the day following the funeral when these days fall on days the employee would otherwise have worked. In the event that the death occurs outside the United States and notice thereof does not reach the employee until after the funeral, bereavement pay shall be paid for the three (3) days following receipt of notice provided that such days are days on which the employee would otherwise have worked.
D.    For each day of bereavement leave, pay shall be calculated for Hampstead and Eldersburg Distribution Centers employees scheduled to work forty (40) hours per week at the rate of eight (8) times the employee’s straight-time base hourly incentive rate if an incentive paid employee, or eight (8) times the employee’s straight-time base hourly rate if paid on that basis. Distribution Center employees scheduled to work less than eight (8) hours daily shall for each day of bereavement leave receive their straight-time base hourly incentive rate or straight-time base hourly rate of pay, whichever is applicable, times the daily hours they are regularly scheduled to work. Hampstead NTS employees shall receive eight (8) times their straight-time base hourly rate of pay for each day of bereavement leave.
E.    No bereavement pay will be granted unless the employee notifies the Employer and requests leave. At its discretion, the Employer may require evidence of death and kinship.
F.    An employee who has been on the payroll of the Employer for six (6) months or more shall be granted one (1) day of unpaid bereavement leave for the day of the funeral of an aunt or uncle. Such bereavement leave will not be granted unless the employee notifies the Employer and requests leave. At its discretion, the Employer may require evidence of death and kinship.

ARTICLE XII

EQUAL DIVISION OF WORK
During any slack season or whenever there is insufficient work, at the Employer’s option, the available work may be divided, insofar as is practicable, equally among all regular employees of the Employer in order that continuity of employment may be maintained.

ARTICLE XIII

PAYMENT OF WAGES AND CHECK OFF
A.    The Employer agrees to pay its employees on a prescribed day in each week.
B.    The Employer shall deduct from the wages of its employees upon written authorization of the employees, union dues, initiation fees and assessments. The amounts deducted pursuant to such authorization shall be transmitted to the properly designated official of the Union, together with a list of names of the employees from whom the deductions were made on forms to be provided by the Union. Sums deducted by the Employer as union dues, initiation fees or assessments shall be kept separate and apart from general funds of the Employer and shall be deemed trust funds. The above mentioned monies are to be paid to the Mid-Atlantic Regional Joint Board, Local 806, immediately after they are collected at least once a month.
C.    The Union shall indemnify, defend, and hold the Employer harmless against any and all claims, demands, suits, grievances, or other forms of liability that may arise against the Employer for or on account of any action taken by the Employer pursuant to this Article.

ARTICLE XIV

HEALTH INSURANCE
The Employer will continue its participation in the UNITE HERE National Health Fund through May 31, 2012.
Effective June 1, 2012 through February 28, 2014, the Employer will participate in the Amalgamated National Health Fund (“the Fund”) in accordance with the terms set forth herein for health and dental insurance. The Employer will make contributions to the Fund for eligible regular full-time employees covered by this Agreement who have completed the probationary period (as defined in Article III.B. of this Agreement) and who elect to participate and make the employee contribution toward coverage. The Employer will not make contributions for seasonal employees unless and until they become regular employees who have completed the probationary period. Contribution rates are set forth below.

Effective June 1, 2012 through February 28, 2013
Coverage Type        Employer Contribution    Employee Contribution
Single                $466.00/month            $3.15/week
Employee Plus Child(ren)    $920.00/month            $6.30/week
Effective March 1, 2013 through February 28, 2014
Coverage Type        Employee Contribution    Employee Contribution
Single                $510.00/month            $3.15/week
Employee Plus Child(ren)    $1009.00/month            $6.30/week
The Employer’s obligation to make contributions to the Fund shall not be increased from the amounts set forth above, other than through formal written amendment of this Agreement or with the Employer’s written consent.
The Union will provide the Employer with health and dental insurance rates for the period of March 1, 2014 through February 28, 2015 as soon as such rates are available from the Fund. Health and dental insurance coverage for the period of March 1, 2014 through February 28, 2015 is subject to the provisions of Article XXXVI relating to reopening of this Agreement.

ARTICLE XV

PENSION
The monthly normal retirement benefit accrual under the pension plan maintained by the Employer for employees covered by this Agreement (“the Plan”) who have completed a year of eligibility service shall be $13.00 for each year of benefit service subsequent to March 1, 2011. Benefit service will be determined in accordance with the terms of the Plan but generally refers to a calendar year in which the employee earns at least 1,000 hours of service in covered employment as defined in the Plan. Other than the 1,000 hour threshold and the retirement benefit accrual specified in this Article, the Employer may modify the terms of the Plan in accordance with the terms of the Plan and applicable law.

ARTICLE XVI

PRESCRIPTION DRUG COVERAGE
The Employer agrees to contribute forty-two dollars ($42.00) per month for each eligible regular full-time non-probationary employee covered by this Agreement to the Mid-Atlantic Regional Health Fund for prescription drug coverage. The

Employer will not make contributions for probationary employees or for seasonal employees unless and until they become regular employees who have completed the probationary period. The terms and provisions of Exhibit 1 attached hereto being specifically incorporated herein by reference.
The Employer’s obligation to make contributions to the Mid-Atlantic Regional Health Fund shall not be increased from the amount set forth above, other than through formal written amendment of this Agreement or with the Employer’s written consent.

ARTICLE XVII

MILITARY SERVICE
In the event that an employee enlists or is conscripted into the Armed Forces of the United States of America or is called into service as a member of the National Guard or Army, Navy, Air Force or Marine Corps Reserves, he shall, upon discharge from service be reinstated with all his rights and privileges as provided by applicable law; provided, that he shall request reinstatement within the period fixed by law and provided that the Employer shall have the right to discharge any person whom it hired by reason of the entry into military service of the person to be reinstated.

ARTICLE XVIII

DISCHARGES AND DISCIPLINE
A.    No employee covered by this Agreement shall be disciplined or discharged without just cause. This Paragraph shall not apply to an employee during his probationary period.
B.    In the manner and to the extent permitted by law, it shall not be a violation of this Agreement nor grounds for discharge, discipline or permanent replacement for employees covered by this Agreement to refuse voluntarily to cross a lawful picket line.

ARTICLE XIX

GRIEVANCE AND ARBITRATION PROCEDURE
A.    Step 1: Any complaint or dispute arising under, out of or relating directly or indirectly to the provisions of this Agreement between the Union or any employees and the Employer, or the interpretation or performance thereof, shall constitute a grievance and shall initially be taken up and discussed orally by a Union steward, the employee and the employee’s immediate supervisor. Any resolution on this level will be on a non-precedential basis. A grievance not satisfactorily resolved through this informal process shall be processed as specified below.

Step 2:
(a) A grievance that is not resolved in Step 1 may be submitted in writing by an authorized representative of the Union to the employee’s supervisor with a copy to the Employer’s Human Resources Department within fourteen (14) days of the dispute or incident giving rise to the grievance. Grievances shall identify the sections of this Agreement allegedly violated and contain a brief statement of the relevant facts. Failure to submit a written grievance within such fourteen (14) day period shall result in a waiver of the grievance.
(b) Unless otherwise agreed, the parties’ representatives will meet to discuss a grievance filed at Step 2. The Employer will provide a written response to the grievance within fourteen (14) days of this Step 2 meeting.
(c) If the grievance is not satisfactorily resolved pursuant to this process, the Union may submit the grievance to arbitration pursuant to Section B below.
Step 3: Any grievance, including a dispute concerning the interpretation or application of this Agreement, which has not been resolved by the parties in Steps 1 and 2, may be referred for arbitration and final determination to the Arbitrator herein designated in writing within seven (7) days of the date the Employer provides its position in Step 2 of Section A. The Arbitrator’s decision or award shall be final, conclusive and binding on all parties; and the parties hereby stipulate and consent that the Arbitrator may make findings, decisions and awards which may be enforced by appropriate judgment thereon to be entered in a Court of Law or Equity.
B.    Any grievance which is submitted to arbitration shall be heard by one of the members of a panel of three arbitrators, who shall be Joshua Javits, Roger P. Kaplan, and Joseph M. Sharnoff. These arbitrators shall hear grievances referred to arbitration on a rotating basis in the order set forth above.
Hearings shall be held as soon as is reasonably possible after the arbitrator has received his assignment at a place mutually agreeable to the Union and the Employer. The hearing shall be conducted by the arbitrator in whatever manner will most expeditiously permit the full presentation of all evidence and arguments for both parties, provided, however, that the parties shall have the right to file written briefs with the arbitrator within a time period mutually agreed upon or set by the arbitrator.
The award of the arbitrator shall be rendered no later than ten (10) calendar days from the day the hearing concluded or the briefs are submitted unless an extension of time is mutually agreed upon by the parties. A lengthy opinion shall not be requested or required from the arbitrator. Rather, the arbitrator is instructed to issue an award and a summary statement of no more than five (5) pages which briefly sets forth the basis for the award. The parties may request the arbitrator to notify them of his award by telephone after the award has been mailed.

The decision of the arbitrator shall be limited to the matter presented to him; he shall have no authority to amend, alter or change any provision of this Agreement, nor shall an arbitrator have the authority to hear more than one grievance at a time absent the mutual agreement of the Employer and the Union. The decision of the arbitrator shall be final and conclusive on the Employer, the Union and the employee(s) involved. The arbitrator’s fees and expenses shall be borne equally by the Union and the Employer.
Except as expressly provided otherwise in the Agreement, with respect to any dispute subject to arbitration or any claim, demand, or act arising under the Agreement which is subject to arbitration, the procedure established in this Agreement for the adjustment thereof shall be the exclusive means for its determination. No proceeding or action in a court of law or equity or administrative tribunal shall be initiated with respect thereto other than to compel arbitration or to enforce, modify, or vacate an award. This paragraph shall constitute a complete defense to or ground for a stay of an action instituted contrary hereto.
C.    The Union’s failure to comply with any of the applicable time requirements specified in this Article shall result in a waiver of the grievance, and the Employer’s failure to comply with any of the applicable time requirements specified in this Article shall result in the grievance being considered granted.

ARTICLE XX

CIVIL RIGHTS
A.    The Employer and the Union shall not discriminate nor perpetuate the effect of past discrimination, if any, against any employee or applicants for employment on account of race, color, religion, creed, sex, or national origin. This clause shall be interpreted broadly to be co-extensive with all federal, state or local anti-discrimination laws and where available, judicial interpretations thereof.
B.    Upon the request of either party, representatives of the Employer and the Union shall meet to review compliance with this provision and to mutually agree upon such steps as are necessary to achieve compliance.

ARTICLE XXI

STRIKES, STOPPAGES AND LOCKOUTS
A.    This Agreement provides for an orderly adjustment of differences. Strikes, including sympathy strikes and any other work stoppages, and lockouts are therefore prohibited. If a strike, stoppage or lockout shall occur then the parties agree that any remedy sought by either party arising from such act shall be resolved through the medium of the arbitration machinery or by seeking injunctive relief, at the aggrieved party’s option. In the event that the aggrieved party seeks to address the violation through arbitration, the aggrieved party shall have the right to demand an immediate hearing on twenty-four (24) hours’ notice before the Arbitrator.
B.    In the event either party fails to comply with a decision or award of the Arbitrator within twenty one (21) days after service of a copy thereof, the other party shall be free to call a strike, stoppage or lockout as the case may be, unless the failure to comply is the result of a suit filed by either party in the U.S. District Court for the District of Maryland within twenty one (21) days from the date of receipt of the Award seeking to set aside or modify the award.
ARTICLE XXII

LEAVE OF ABSENCE
A.    An unpaid medical leave of absence shall be granted an employee who is not eligible for leave under the Family and Medical Leave Act upon request if the employee is ill or a member of his immediate family is seriously ill, provided the illness and leave period shall be certified by a doctor’s certificate. Leave on account of illness shall include leave of absence in maternity cases. Leave of absence shall be for an initial period of not more than one (1) month. In the event of a leave of absence for personal illness including maternity, the leave of absence may be extended to an additional period of one (1) month each up to a total of one (1) year unless the employee was employed for less than six (6) months. In the event of a leave of absence because of serious illness in the employee’s immediate family, the initial leave and extension shall not extend for more than three (3) months unless mutually agreed otherwise. Employees may use accrued, unused paid leave concurrent with the leave of absence. Such employee shall upon return to work from such leave be reinstated to his previous or a substantially similar job. In the case where a job or operation has been abolished during employee’s absence such provision shall apply to re-employment as would have applied had such employee been at work at the time the job or operation was abolished.
B.    Leaves of absence shall be granted for justifiable personal reasons. The Employer may limit the number of leaves for personal reasons granted at any given time to avoid an unreasonable effect on the Employer’s ability to operate. Such leaves may be limited to an initial period of two (2) weeks with extensions granted by mutual agreement.
C.    An employee who becomes a paid officer of the Union shall be entitled to a leave of absence for the term of his office. Employees may use accrued, unused paid leave concurrent with the leave of absence.
D.    Family And Medical Leave Pursuant To The FMLA:
1.    An eligible employee will be provided with leave pursuant to the Family and Medical Leave Act (FMLA).

2.    Information and requirements related to FMLA leave are set forth in the Employer’s FMLA Policy, which may be modified by the Employer from time to time to comply with changing legal requirements or as revised for employees generally.

ARTICLE XXIII

JURY DUTY
Hampstead and Eldersburg Distribution Centers employees regularly scheduled to work forty (40) hours per week and Hampstead NTS employees called for involuntary trial jury duty will be paid each day for the period of such jury duty the difference, if any, between the pay received for such jury duty and their straight-time base hourly rate or straight-time base hourly incentive rate, whichever is applicable, for up to eight (8) hours. Hampstead and Eldersburg Distribution Centers employees called to such jury duty who are scheduled to work less than eight (8) hours daily shall receive for each day of jury duty the difference, if any, between the pay received for such jury service and their straight-time hourly rate or straight-time hourly incentive rate for the daily hours they are regularly scheduled to work. The employee shall present a receipt for the amount of jury duty pay received. An employee who receives a notice to serve as a juror must notify the Employer not later than the next work day after receiving the notice.

ARTICLE XXIV

SUBSTANCE ABUSE
A.    The Employer and the Union share a deep concern about the problem of substance abuse in the workplace. In order to promote a drug and alcohol free workplace for the safety of the Employer’s employees, visitors, and customers, the manufacture, distribution, dispensation, possession, use or being under the influence of drugs or alcohol on working time or in a manner that adversely affects the Employer’s operations or its reputation in the community, is strictly prohibited. This prohibition does not apply to prescription or over-the-counter drugs possessed or used in a valid manner by employees, provided the use of such drugs does not pose a threat to the health or safety of the employee or others.
B.    The Employer reserves the right, at its cost and in a professional and lawful manner using reasonable safeguards for confidentiality and accuracy, to require all employees to submit to testing for the presence of drugs or alcohol in the following circumstances: (1) where there is a reasonable suspicion, based on objective factors confirmed by at least one supervisor and reviewed by the Employer’s Vice President of Human Resources and of which a Union steward is informed, that the employee is under the influence of drugs or alcohol; (2) after the employee is involved in a workplace accident or injury; (3) where required by law; or (4) on a random or scheduled basis in connection with disciplinary action imposed against an employee or approved treatment of the employee approved or required by the Employer. The Employer also reserves the right to engage in a reasonable search of the person or any personal storage or belongings in the circumstances specified in this Section B.
C.    If an employee has confirmed positive test results and (i) has not previously engaged in behavior that violates the Employer’s substance abuse rules and/or this Article, (ii) has not engaged in behavior warranting termination, or (iii) has not engaged in behavior which causes substantial harm or loss of or damage to the Employer’s property or injury to himself or another, the Employer will, as an alternative to immediate termination of the employee, require the employee to successfully complete a suitable treatment program at no additional expense to the Employer. If the employee refuses such treatment or does not complete it successfully, the employee will be subject to immediate discharge. An employee whose test results are confirmed positive after a previous violation, or who refuses to submit to testing, will be subject to immediate discharge.

ARTICLE XXV

TECHNOLOGICAL CHANGE
The parties hereto anticipate the possibility of technological change in the equipment of the Employer’s Hampstead and Eldersburg Distribution Centers and Hampstead NTS designed to improve productivity and efficiency.
The Employer and the Union recognize that such change should not reduce the wages of the workers affected thereby or result in workers losing employment provided they are capable of being trained within a reasonable period of time to operate the new or modified equipment involved.
In the interests of improving productivity and efficiency and at the same time protecting the earning opportunity and job security of the employee affected by technological change the parties hereto are agreed that:
3.    The Employer shall give prior notice to the Union of such change.
4.    Rates for work performed using newly introduced or changed equipment shall be established by the Employer after obtaining the Union’s input.
5.    Reasonable training periods for the new or modified equipment shall be established by the Employer’s after obtaining the Union’s input.
6.    During any required training period, employees employed on the new or modified equipment shall be paid on the basis of wages earned plus the difference, if any, between the expected earnings under the newly established rates and their prior earnings.

7.    Where the new or changed equipment eliminates the need for an employee or employees or an employee employed on the new or modified equipment is unable after the agreed upon training period to perform the new or changed job satisfactorily, the employee or employees so affected shall not be terminated.
Instead, if a job is available on a substantially equivalent operation with the opportunity for substantially equivalent earnings, the employee or employees may be transferred to such job or jobs. When so transferred, employees will receive a period of re-training equal to the normal training period for similarly experienced workers during which they will receive their former average hourly earnings.
If there are no jobs available on a substantially equivalent operation with the opportunity for substantially equivalent earnings to which the affected employee or employees may transfer, they shall have the option to (a) accept any other available job and receive the normal training period on such job during which they will receive their former average hourly earnings or (b) they can leave the employ of the Employer voluntarily and receive severance pay in an amount mutually agreed to by the Employer and the Union.
A displaced employee who at first elects to take an available job which does not provide substantially equivalent earning opportunity, at the completion of the normal training period may at that time elect to accept severance pay and voluntarily leave the employ of the Employer. In that event the employee’s severance pay shall be reduced by any makeup pay paid the employee during his normal training period.
In the event an employee elects to accept severance pay, he shall retain for one year his seniority and recall rights to his former job if such an opening becomes available.

ARTICLE XXVI

SEPARABILITY AND COMPLETE AGREEMENT
Should any part or provision of this Agreement be rendered or declared illegal by reasons of any existing or subsequently enacted legislation or by any decree of a court of competent jurisdiction or by the decision of any authorized government agency, such invalidation of such part or provision shall not invalidate the remainder thereof. In such event, the parties agree to negotiate substitute provisions. Any modifications or additions to this Agreement will not be effective unless reduced to a writing which is signed by the parties’ authorized representatives.

                    ARTICLE XXVII

VOLUNTARY CHECK OFF FOR POLITICAL CONTRIBUTIONS
A.    In the event that voluntary authorization to deduct voluntary political contributions weekly from an individual member’s pay is signed, the Employer agrees to deduct the said amount and remit the said sum to the Workers United for Political Power Campaign Committee (“PAC”).
B.    The parties recognize that the Employer is prohibited under the Federal Election Campaign Act from paying the cost of administering PAC payroll deductions under this Agreement. The Employer and the Union agree that one quarter of one percent (0.25%) of all amounts deducted from payroll is a reasonable amount to cover the Employer’s costs of administering payroll deductions. Accordingly, the parties agree that the Employer will retain one quarter of one percent (0.25%) of all amounts deducted pursuant to the PAC payroll deduction provision in this Agreement to reimburse the Employer for its reasonable cost of administering payroll deductions.

ARTICLE XXVIII

SAFETY AND HEALTH STUDY COMMITTEE
A Safety and Health Study Committee composed of an equal number of Management members and Union members from the bargaining unit shall be established. It will meet regularly at dates, times, and place to be determined by the Employer after consultation with the Union. The employees shall be paid their established base hourly straight-time rate of pay by the Employer while attending such meetings.

ARTICLE XXIX

FEDERAL FUNDS
The Union shall cooperate with the Employer to facilitate the availability of federal funds for training programs.

ARTICLE XXX

SUPPLEMENTAL LIFE INSURANCE
Should the employees agree to purchase additional insurance coverage provided by the Amalgamated Life Insurance Company, the Employer shall check off the employees’ cost of the program, upon presentation of proper authorization, and pay the same over to the Amalgamated Life Insurance Company as required by the contract between the employees and the Amalgamated Life Insurance Company.

ARTICLE XXXI

ORGANIZATIONAL HIRING
The Employer agrees that it will hire employees who have been discharged from other employers during an organizing campaign conducted by the Union. The Employer is not required by this Section to hire an employee who is not qualified to perform the job that is being applied for. The Employer is not required to employ such applicants if it does not have jobs available. Any employee hired under this Section is subject to the Employer’s regular probationary period for new employees.
The Employer is not required to unlawfully give preference to employees applying under this section.
The Union will hold the Employer harmless for any liability, included but not limited to attorney’s fees imposed by enforcement of this clause.

ARTICLE XXXII

MANAGEMENT RIGHTS
A.    Except as expressly and specifically limited elsewhere in this Agreement, the Employer reserves and retains any and all management rights previously vested in or exercised by the Employer. Such rights of management include, but are not limited to: control over all matters concerning the operation, management and administration of its business; to plan, direct, control, increase, decrease or diminish operations in whole or in part; to determine the locations of its facilities or any parts thereof and to relocate same; to determine services to be rendered; to subcontract work or functions, in whole or in part; to transfer work among facilities; to discontinue or introduce new or improved methods, techniques, processes, or equipment; to suspend, discipline or discharge employees for just cause, or to lay off employees for lack of work or for other causes; to separate probationary employees during their probationary period without recourse; to change the work schedule and/or the work week; to determine when and whether overtime shall be worked; the direction, instruction and control of employees including, but not limited to, the determination of the qualifications and abilities of the employees to perform the work in a satisfactory manner; to determine the qualifications and skills required for each classification and the qualifications and standards necessary for any of the jobs it may have or may create in the future and whether such standards and levels are being met; to determine the number of employees it shall employ at any one time, the number assigned to any particular classification and the policies affecting the selection and training of new employees; to select, hire, layoff, reclassify, promote or transfer employees; to determine job content and to create new or to eliminate or combine existing job classifications or to revise the content of existing jobs; to have employees perform the activities of more than one job classification; to establish performance standards; to determine the hours of work, the starting and quitting times, and the processes, methods and procedures to be employed; to adopt and from time to time modify, rescind, or change and to enforce reasonable rules, including rules of conduct and safety rules, for the orderly conduct of its operations, including to impose discipline, up to and including discharge, for violation thereof; and to perform all other functions inherent in the administration and/or management of the business.
B.    The Employer has and shall retain the right to move, sell, close, or liquidate the facilities or operations covered by this Agreement, in whole or in part, and to separate its employees in connection with said moving, selling, closing, or liquidation of these facilities or any portion thereof; however, in the event the Employer decides to do so, it will negotiate with the Union concerning the effects thereof upon the employees. It is fully understood and agreed that the decision to move, sell, close or liquidate shall rest solely with the Employer and its obligation shall be limited to advising the Union concerning such decision and negotiating with the Union over the effects thereof on the employees.
C.    It is expressly understood and agreed that the rights of management set forth in this Article shall not be subject to impairment by an arbitration award under any provision of this Agreement, and that the Union waives any right it may have to bargain over the exercise of these rights during the term of this Agreement. Notwithstanding the foregoing, the Union may grieve whether a right of management is expressly and specifically limited in this Agreement. The Employer agrees, upon the Union’s request, to meet and discuss with the Union any exercise of its Management Rights pursuant to this Article.
D.    The Employer shall have the right to engage in alcohol and drug testing of employees where required to do so by law or regulation.

ARTICLE XXXIII

COMPLETE AGREEMENT
The parties recognize that this is the complete agreement between the parties for purposes of employees’ wages, hours, benefits and working conditions. All of the understandings, agreements and undertakings arrived at by the parties are set forth in this Agreement. For the term of this Agreement and any extensions of it, the Union voluntarily and unqualifiedly waives the right and agrees that the Employer shall not be obligated to bargain collectively under the National Labor Relations Act with respect to any subject or matter not specifically discussed during negotiations or covered in this Agreement, even though such subjects or matters may not have been within the knowledge or contemplation of either or both of the parties at the time they negotiated or signed this Agreement.

Any and all agreements, written and verbal, previously entered into between the parties are mutually cancelled and superseded by this Agreement. Unless specifically provided herein to the contrary, practices existing prior to or arising during the term of this Agreement shall not be binding on the Company and may be changed at its discretion.
Provision of this Agreement may not be amended, modified or supplemented at any time, except by written mutual agreement between the Company and the Union signed by both parties. Such modifications shall be limited to the provision(s) specifically addressed and will not affect any other provisions of this Agreement.

ARTICLE XXXIV

SUCCESSORS AND ASSIGNS
This Agreement shall be binding upon the parties hereto and thereafter upon any successor, purchaser, transferee, lessee or assignee of the Employer’s Hampstead Distribution Centers and/or Hampstead National Tailoring Service. The Employer shall give notice in writing of the existence of this Agreement to any successor, purchaser, transferee, lessee or assignee with a copy to the Union no later than the effective date of such purchase, sale, transfer, lessee or assignment.

ARTICLE XXXV

EDUCATION FUND
Effective May 1, 2012, the Employer shall make contributions to the Mid-Atlantic Regional Education Fund - A Labor Management Committee (the “Education Fund”). Contributions shall be at the rate of two dollars ($2.00) per month for each regular full-time employee covered by this Agreement who is actively employed during the preceding month. Contributions to the Education Fund shall be made solely to the extent that the Education Fund meets the requirements of 29 U.S.C. Section 186(c)(9), and the Union agrees that it shall promptly notify the Employer if the Education Fund fails to do so. Further, contributions will be used only for purposes permitted by 29 U.S.C. Section 186(c)(9). Should either of the foregoing conditions fail to be satisfied, the Employer’s obligation to make contributions to the Education Fund shall be suspended.
The Employer’s obligation to make contributions to the Education Fund shall not be increased from the amount set forth above other than through formal written amendment of this Article with the Employer’s written consent. The Employer’s obligation to make contributions to the Education Fund shall be its sole obligation with respect to the Education Fund, except as otherwise agreed to by the Employer in a formal written agreement.

ARTICLE XXXVI

TERM OF AGREEMENT
This Agreement shall be effective May 1, 2012 and shall remain in full force and effect until midnight February 28, 2015. It shall be automatically renewed from year to year thereafter unless on or before December 31, 2014 or December 31 of any year thereafter, notice in writing by certified mail is given by either the Employer or the Union to the other of its desire to propose changes in this Agreement or of intention to terminate the same, in either of which events this Agreement shall terminate upon the ensuing February 28 (or 29 in a Leap Year). Notwithstanding the foregoing, either party may reopen this Agreement by providing the other with written notice of its intent to reopen this Agreement at least sixty (60) days prior to February 28, 2014. If either party reopens this Agreement, the parties hereto shall have the right to make proposals relating only to Article XIV (Health Insurance) and Article IV(A) (wage increases). Should either party reopen this Agreement by giving written notice of same at least sixty (60) days prior to February 28, 2014 and the parties thereafter are unable to reach agreement on the subjects of the reopener by February 28, 2014, this Agreement will expire on February 28, 2014 and the parties hereto as of that date will have and retain any and all rights a party would otherwise have and retain in connection with the expiration of a collective bargaining agreement.
IN WITNESS WHEREOF, the parties hereto have caused their signatures to be affixed effective the day and year hereinabove first written.

THE JOSEPH A. BANK MFG. CO., INC.	MID-ATLANTIC REGIONAL JOINT BOARD, LOCAL 806
By__________________________________	By__________________________________
Date_________________________________	Date_________________________________

EXHIBIT 1
SUPPLEMENTAL AGREEMENT dated as of May 1, 2012 by and between THE JOSEPH A. BANK MFG., CO., INC. (hereinafter called the “Employer”) and the MID-ATLANTIC REGIONAL JOINT BOARD, LOCAL 806 (hereinafter called the “Union”).
WITNESSETH:
The Employer and the Union have executed a Collective Bargaining Agreement wherein the Employer agreed to contribute forty-two dollars ($42.00) per month for each regular full-time covered by this Agreement to the Mid-Atlantic Regional Health Fund, a fund to be used to provide prescription drug benefits to employees, subject to such conditions as the Trustees may determine with reference to length of service in the clothing industry and length of payment by the Employer of contributions to the Fund. Subject to the provisions of Article XVI of the Collective Bargaining Agreement, the Trustees shall have the right at any time and from time to time to modify, change, amend or terminate to any extent any or all of the terms or provisions of such plan and to make rules and regulations to carry out the provisions hereof.
This SUPPLEMENTAL AGREEMENT, EXHIBIT I, is hereby made a part of the Collective Bargaining Agreement and shall run concurrent to the date of its expiration.

THE JOSEPH A. BANK MFG. CO., INC.	MID-ATLANTIC REGIONAL JOINT BOARD, LOCAL 806
By__________________________________	By__________________________________
Date_________________________________	Date_________________________________

EXHIBIT 2
SIDE LETTER REGARDING OVERTIME
This Side Letter Agreement is entered into by and between the Joseph A. Bank Mfg. Co., Inc. (“Employer”) and Mid-Atlantic Regional Joint Board (“Union”) (collectively, the “Parties”) for the purpose of setting forth the agreement reached by the Parties regarding certain guidelines for the assignment of overtime pursuant to Article VI of the collective bargaining agreement between the Parties for the period May 1, 2012 through February 28, 2015 (“CBA”):
1. When overtime work will be scheduled, the Employer will provide notice to the employees in accordance with Article VI. E of the CBA.
2.  Should an employee volunteer to work overtime or be assigned to work overtime and fail to do so, the absence will be a disciplinable event in accordance with the Employer’s rules and procedures relating to attendance.
3.  No employee will be exempt from working overtime but rather will be included in the process described in Article VI. E of the CBA. For example, an employee who has another job and who normally works at the other employer on Saturdays will still be required to work overtime on a Saturday based on seniority and the rotation of overtime, and any employee who uses a paid day care facility to care for their children while they work will still be required to work overtime based on seniority and the rotation of overtime; provided, however, that (1) any employee who as of April 17, 2012 had provided the Employer with documentary evidence that he has another job which may preclude him from working mandatory overtime will not be required to work mandatory overtime if the employee provides written documentation that the employee’s work schedule at the employee’s other job prevents him from working all or a portion of the mandatory overtime which is scheduled on a specific day; and (2) any employee who uses a paid day care facility to care for their child(ren) while they work Monday through Friday and has provided the Employer with evidence that such an employee had paid day care limitations as of April 17, 2012 which may preclude the employee from working mandatory overtime on week days will not be required to work mandatory overtime on a week day if the employee provides written documentation that the employee’s inability to keep his child at the child care facility prevents him from working all or a portion of the mandatory overtime on a specific week day. By May 11, 2012, the Employer will provide the Union with a list of employees for whom the Employer has evidence of paid day care limitations as of April 17, 2012. If the Union believes that additional employees should be on the list, it will notify the Employer of such specific employees no later than May 21, 2012. The Employer will thereafter review supporting documentation provided by the Union and discuss with the Union whether any of the employees identified by the Union should be added to the list of employees who are eligible from exclusion from mandatory overtime due to inability to obtain child care.

This Side Letter Agreement, Exhibit 2, is hereby made a part of the CBA and shall run concurrent to the date of its expiration.

THE JOSEPH A. BANK MFG. CO., INC.	MID-ATLANTIC REGIONAL JOINT BOARD, LOCAL 806
By__________________________________	By__________________________________
Date_________________________________	Date_________________________________

EXHIBIT 3
SIDE LETTER REGARDING PART-TIME EMPLOYEES
This Side Letter Agreement is entered into by and between the Joseph A. Bank Mfg. Co., Inc. (“Employer”) and Mid-Atlantic Regional Joint Board (“Union”) (collectively, the “Parties”) as part of their negotiations for the collective bargaining agreement for the period May 1, 2012 through February 28, 2015 (“CBA”). The Parties recognize that the Employer retains the right to create part-time bargaining unit positions. Within ninety (90) days of the effective date of this Agreement, the parties’ representatives will meet and discuss issues relating to the creation of part-time positions (e.g., benefits eligibility, seniority). The Employer will not fill part-time positions which it creates until the expiration of this ninety day (90) period. This Side Letter Agreement, Exhibit 3, is hereby made a part of the CBA and shall run concurrent to the date of its expiration.

THE JOSEPH A. BANK MFG. CO., INC.	MID-ATLANTIC REGIONAL JOINT BOARD, LOCAL 806
By__________________________________	By__________________________________
Date_________________________________	Date_________________________________

APPENDIX A: BARGAINING UNIT CLASSIFICATIONS
Catalog Picker
Finisher
Housekeeper
Maintenance Mechanic
Marker
New Store Stager
Operator - Monogramming
Operator-NTS
Operator-OHC
Operator - Pressing
Operator-RSU
Operator - Sewing
Packer
Picker
Presser
Put Away Stocker
Returns Processor
Returns Stocker
Ripper
Shipper
Shipper & Receiver
Tailor
Truck Driver
Vendor Dock Worker
Vendor Receiver

APPENDIX B: JOB CLASSIFICATION LIST FOR LAYOFF AND RECALL, PER ARTICLE VIII
DC1 Associate; DC2 Associate; DC3 Associate
Housekeeper
Maintenance Mechanic
NTS Support Associate
Operator- Monogramming
Operator-NTS
Presser
Tailor
Truck Driver

APPENDIX C: DEPARTMENTS
The following are the Departments which exist by location as of May 1, 2012:
DC1:
BSR Picking Department
Direct Business (Catalog/Internet) Department
Putaway Department
Sorters/Shipping Dock Department
Vendor Receiving Department
DC2:
OHC Sorters/Packing
Picking Department
Recalls/Shoes Department
Shipping/New Stores Department
Vendor Receiving Department
DC3:
All Associates
National Tailoring Service:
Catalog Department
Coat Department
Pant Department
Notwithstanding the foregoing listing, the Employer retains the right to change or create new Departments; it will, however, provide the Union with ten (10) days’ notice of same.